Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cross Country Healthcare, Inc. 2014 Omnibus Incentive Plan (f/k/a Cross Country Healthcare, Inc. 2007 Stock Incentive Plan) of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of Cross Country Healthcare, Inc. and the effectiveness of internal control over financial reporting of Cross Country Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida
June 10, 2014